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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                               Three months ended      Six months ended
                              July 3,      July 4,    July 3,     July 4,
                               1999         1998        1999       1998
                             _________   _________   _________   _________

BASIC EPS:

Weighted average number of
  common shares outstanding   4,852,423   4,921,870   4,838,551   4,918,473

                              _________   _________   _________   _________
Total shares                  4,852,423   4,921,870   4,838,551   4,918,473
                              =========   =========   =========   =========

Net income (000's)           $      101  $      389  $        4  $      755
                              =========   =========   =========   =========
Earnings per share           $      .02  $      .08  $      .00  $      .15
                              =========   =========   =========   =========

DILUTED:

Weighted average number of
  common shares outstanding   4,842,423   4,921,870   4,838,551   4,918,473

Common share equivalents
  from assumed exercise of
  options and warrants                0      19,509           0      18,406
                              _________   _________   _________   _________
Total shares                  4,842,423   4,941,379   4,838,551   4,936,879
                              =========   =========   =========   =========

Net income (000's)           $      101  $      389  $        4  $      755
                              =========   =========   =========   =========
Earnings per share           $      .02  $      .08  $      .00  $      .15
                              =========   =========   =========   =========

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